Cypress Bioscience Announces Second Quarter 2010 Financial Results

SAN DIEGO, CA -- (Marketwire - August 09, 2010) - Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced financial results for the second quarter of 2010. The Company reported total revenue of $9.1 million for the quarter ended June 30, 2010, which includes commercial revenues of $8.1 million and revenues under collaborative agreement of $0.8 million. For the quarter ended June 30, 2010, the Company reported a net loss of $1.8 million or $0.05 per share compared to a net loss of $8.6 million or $0.23 per share for the same period in 2009. At June 30, 2010, the Company had cash, cash equivalents and investments totaling $105.5 million.

The Company reported revenues of $9.1 million and $17.2 million for the quarter and six months ended June 30, 2010, respectively, compared to $5.8 million and $13.7 million for the same periods in 2009. The $8.1 million in commercial revenues the Company reported for the quarter ended June 30, 2010 includes royalty revenues of $3.1 million and sales force reimbursement of $4.6 million in connection with the sales of Savella. The sales force reimbursement of $4.6 million recognized during the second quarter reflects an upward adjustment of $0.7 million related to non-target detail calls performed in prior periods that were validated by Forest Laboratories. As previously announced on August 4, 2010, the Company recently announced that it is discontinuing its rights under its agreement with Forest Laboratories to co-promote Savella, and accordingly will no longer be selling Savella or receiving sales force reimbursement in connection with sales of Savella. The Company will retain all other rights under its agreement with Forest Laboratories, including its royalty on Savella sales generated by Forest Laboratories.

Total operating expenses for the quarter and six months ended June 30, 2010 were $11.0 million and $23.9 million, respectively, compared to $14.9 million and $32.6 million for the same periods in 2009. The decrease in operating expenses for the three months ended June 30, 2010 was primarily due to compensation expense recognized during the three months ended June 30, 2009 for contingent payments in connection with the Company's acquisition of Proprius, as well as lower marketing and promotional activities for the Company's personalized medicine services business during the three months ended June 30, 2010. The decrease in operating expenses for the six months ended June 30, 2010 was primarily due to a decrease in research and development costs incurred during 2010 due to non-recurring costs incurred during the same period in 2009, including a $3.0 million milestone payment to a licensor, Pierre Fabre, upon our NDA approval and a $2.0 million payment in connection with an asset purchase transaction for a technology to diagnose and monitor Lupus.

Also as previously announced on August 4, 2010, the Company will either discontinue or sell its personalized medicine services business by the end of the third quarter of 2010, and will be decreasing its workforce by approximately 86% [affecting 123 of its employees]. The Company estimates that these actions will decrease its operating costs by approximately $10.0 million on an annualized basis. Operating results for the remainder of 2010 will be adversely affected by restructuring-related charges, which the Company currently estimates will be approximately $4.0 million to $4.5 million.

About Cypress Bioscience, Inc.
Cypress Bioscience is a pharmaceutical company dedicated to the development of innovative drugs targeting large unmet medical needs for patients suffering from a variety of disorders of the central nervous system. Since 1999, the Company has received multiple FDA approvals, including Prosorba™, a medical device for rheumatoid arthritis, and Savella® (milnacipran HCl), for fibromyalgia. The Company focuses on generating shareholder value by reaching clinical development milestones as quickly and efficiently as possible. Cypress' currently marketed product is Savella. Development-stage assets include CYP-1020 for cognitive impairment in schizophrenia, as well as AVISE-SLE(SM), a lupus diagnostic testing service. AVISE-SLE(SM) is included in the Company's personalized medicine services business, which the Company recently announced it intends to sell or cease operating by the end of the third quarter of 2010. More information on the Company and its products and development assets is available at http://www.cypressbio.com/.

This press release, as well as the Company's SEC filings and website at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements with respect to the discontinuation of the Company's rights to co-promote Savella and the discontinuation or sale of the Company's personalized medicine services business and the related reduction in force, statements relating to the cost of implementing such actions, statements relating to the impact of such actions on the Company's annual operating costs and the charges related to such actions, and statements related to the Company's means of generating shareholder value. Actual results could vary materially from those described as a result of a number of factors, including risks and uncertainties that the Company may require more cash than anticipated for its discontinuation and sale activities, risks that the Company's anticipated reduction in operating costs may not materialize as expected, risks that the Company's restructuring-related charges may be more than expected, risks that the Company may not be able to achieve clinical development milestones and other risks and uncertainties described in the Company's most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "potential," "expects," "plans," "anticipates," "intends," or the negative of those words or other comparable words to be uncertain and forward-looking. The statements in this press release speak only as the date hereof, and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                          CYPRESS BIOSCIENCE, INC.
                    Condensed Consolidated Financial Data
                    (In thousands except per share data)

Statement of Operations Data:
                                       Quarter ended      Six months ended
                                          June 30,            June 30,
                                       2010      2009      2010      2009
                                     --------  --------  --------  --------
                                         (unaudited)         (unaudited)
Revenues:
  Revenues under collaborative
   agreement                         $    843  $    930  $  1,694  $  8,323
  Commercial revenues                   8,101     4,819    15,174     5,282
  Revenues from personalized
   medicine services                      177        56       373        59
                                     --------  --------  --------  --------
Total revenues                          9,121     5,805    17,241    13,664

Operating expenses:
  Cost of personalized medicine
   services                               520       499     1,089       858
  Research and development              1,179     2,048     2,157     9,286
  General and administrative            9,347    12,357    20,677    22,414
                                     --------  --------  --------  --------
Total operating expenses               11,046    14,904    23,923    32,558
                                     --------  --------  --------  --------

Interest income                           133       490       323     1,125
                                     --------  --------  --------  --------

Net loss                             $ (1,792) $ (8,609) $ (6,359) $(17,769)
                                     ========  ========  ========  ========

Net loss per share - basic and
 diluted                             $  (0.05) $  (0.23) $  (0.17) $  (0.47)
                                     ========  ========  ========  ========

Shares used in computing net loss
 per share - basic and diluted         38,378    38,060    38,376    38,021
                                     ========  ========  ========  ========

Balance Sheet Data:
                                                     June 30,   December 31,
                                                       2010         2009
                                                   ------------ ------------
                                                    (unaudited)
Assets
  Cash, cash equivalents and short-term
   investments                                     $    105,517 $    141,673
  Restricted cash                                        30,000            -
  Other current assets                                    7,929       10,404
  Goodwill                                               21,929       21,929
  Other non-current assets                                1,886        2,059
                                                   ------------ ------------
    Total assets                                   $    167,261 $    176,065
                                                   ============ ============

Liabilities and Stockholders' Equity
  Current liabilities                              $      7,531 $     11,573
  Long-term liabilities                                  21,307       23,908
  Stockholders' equity                                  138,423      140,584
                                                   ------------ ------------
    Total liabilities and stockholders' equity     $    167,261 $    176,065
                                                   ============ ============

CONTACT:
Mary Gieson
Investor Relations
Cypress Bioscience, Inc.
(858) 452-2323